JOINT INVESTMENT AND MARKETING AGREEMENT

This Definitive Joint Investment and Marketing Agreement is made and entered into as June 18 2020 (this "Agreement"), by and between 27Health Inc., a Nevada corporation ("27Health"), a wholly owned subsidiary of Lord Global Corporation, a publicly traded company with shares subject to quotation on the OTC under the symbol: LRDG ("Lord Global" or ""LRDG"), and Coviguard Corp a C-Corp corporation registered in Florida ("Coviguard"). 27 Health and Coviguard are hereinafter sometimes referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, on June 2, 2020, Lord Global, through its 27Health subsidiary, announced that it signed a Letter of Intent with Coviguard Corp. to market the Covi-Guard™ mouthwash and oral sanitizer spray. Covi-Guard™ is a patent pending product line which uses FDA approved ingredients and is an immune supporting spray and mouthwash that helps ward off viruses and pathogens by reducing the viral load in the mouth before entering in the upper respiratory tract; and

WHEREAS, Coviguard has developed and plans to market its unique, patent pending, oral spray and mouthwash, a product line designed for the purpose eliminating the CO-SAR2 (COVID-19) viral load in the mouth (the "Covi-Guard™ Products"); and

WHEREAS, pursuant to the terms of this Agreement, 27Health has agreed to invest up to \$100,000 for the production of the Covi-Guard™ Products, including an initial advance of \$20,000 for the purpose of manufacturing prototypes and has further agreed to assume responsibility for marketing the Covi-Guard™ Products; and scale on production if when sales increase and there is a demand for more product in market.

WHEREAS, 27Health possesses the ability to provide and is willing to perform such marketing and other services as provided herein; and

WHEREAS, LRDG, the corporate parent of 27 Health, has agreed as partial consideration for its rights and that of 27Health under this Agreement to cause LRDG's transfer agent to issue 1,000,000 restricted shares of LRDG's common stock, par value \$0.001 (the "Shares" or "Common Stock") in the name of Lisa Marie Kao, the principal and owner of Coviguard, subject to the terms and conditions set forth hereunder.

NOW THEREFORE, for and in consideration of the mutual covenants, agreements, obligations and benefits made and contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
MARKETING AND SALES SERVICES

1.1 Marketing and Sales Services Provider. During the Term (as defined below, 27Health shall act as the exclusive marketing and sales agent on behalf of the Covi-Guard™ Products, providing marketing and sales services of Coviguard, including products to be developed.

1.2 Marketing and Sales Services. Subject to the terms and conditions of this Agreement, during the Term, 27Health shall perform such other services as are reasonably necessary to carry out the transactions contemplated by this Agreement in a capable and professional manner, including, without limitation, the following:

(a) promptly identify potential new clients for Covi-Guard™ Products, including evaluating the creditworthiness of potential new clients, sub-distributors and other third-party users (collectively, the "Coviguard Market") and make recommendations to Coviguard with respect to the Coviguard Market;

(b) promptly negotiate and recommend for approval by Coviguard commercially competitive terms (under prevailing market conditions) of any purchase orders for the Covi-Guard™ Products;

(c) diligently monitor and advise Coviguard on sales volumes and inventories of the Covi-Guard™ Products; and

(d) monitor accounts receivable with respect to the Coviguard Products and any other charges related thereto, among other services.

ARTICLE 2
TERM

2.1 Term. The term of this Agreement shall commence on the date hereof and, unless earlier terminated in accordance with Section 2.2, shall continue in full force and effect until the fifth (5th) anniversary hereof (the "Initial Term"). The Term shall renew annually for subsequent additional one (1) year periods (the "Renewal Term(s)") unless written notice of termination of this Agreement at the end of the Initial Term or any Renewal Term is received by the non-terminating Party at least ten (10) months prior to the end of the Initial Term or such Renewal Term, as applicable. The Initial Term and any Renewal Terms are sometimes collectively referred to as the "Term."

2.2 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time upon written notice by either Party in the event the other Party commits a material breach of or materially defaults under the terms of this Agreement, and such breach or default is not cured (or a plan to cure such breach or default reasonably satisfactory to the non-breaching or non-defaulting Party has been adopted and is being diligently pursued by the breaching or defaulting Party) within thirty (30) business days after receipt by the breaching Party of written notice from the non-breaching Party of such breach or default.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations of Coviguard and Lisa Marie Kao. Coviguard and Lisa Marie Kao hereby represents and warrants to 27Health as follows:

(a) Coviguard is duly formed and validly existing under the laws of the State of Florida;

(b) Coviguard and Lisa Marie Kao possess all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein;

(c) Coviguard's and Lisa Marie Kao's execution, delivery, and performance of this Agreement have been duly authorized, and this Agreement has been duly executed and delivered by Coviguard and Lisa Marie Kao and their legal, valid, and binding obligation, enforceable against each of them in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency and other legal principles pertaining to creditors' rights;

(d) Lisa Marie Kao is the sole owner of Coviguard Corp and of the patent and trademark to the Covi-Guard™ Products (the "Patent");

(e) Within five (5) business days of the latter of: (i) the execution of this Agreement; (ii) the advance by 27Health of the sum of $20,000 to Coviguard as part of its initial investment of $100,000 in Coviguard; or (iii) the issuance of the Shares in the name of Lisa Marie Kao, Lisa Marie Kao will execute and deliver to 27Health such certificates or other instruments conveying to 27Health a 50% ownership interest in the Patent; and

(f) There are no suits or other legal, administrative or other proceedings pending or, to Lisa Marie Kao's knowledge, threatened against it or her that would affect the validity or enforceability of this Agreement or the ability of either Coviguard or Lisa Marie Kao to fulfill their respective obligations and commitments hereunder.

3.2 Representations of 27Health and Lord Global. 27Health and Lord Global hereby represent and warrant to Coviguard and Lisa Marie Kao as follows:

(a) 27Health and Lord Global duly formed and validly existing under the laws of the State of Nevada;

(b) 27Health and Lord Global each possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein;

(c) 27Health and Lord Global's execution, delivery, and performance of this Agreement have been duly authorized, and this Agreement has been duly executed and delivered by each and constitutes their legal, valid, and binding obligation, enforceable against 27Health and Lord Global in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency and other legal principles pertaining to creditors' rights;

(d) No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to 27Health's and Lord Global's knowledge, threatened against either that would affect the validity or enforceability of this Agreement or their ability to fulfill their respective obligations and commitments hereunder;

(e) No consents or approvals are required in connection with the execution, delivery and performance of this Agreement by 27Health and Lord Global that have not been obtained as of the date hereof; and

(f) The execution, delivery and performance by 27Health and Lord Global of this Agreement will not (i) violate any law, rule or regulation applicable thereto, (ii) result in any breach of, or constitute any default under, any contractual obligation thereof, or (iii) result in, or require, the creation or imposition of any lien or other encumbrance on any of the properties of 27Health and Lord Global.

ARTICLE 4
CONSIDERATION AND COMPENSATION

4.1 Revenue Distribution/Allocation. The Parties agree that net revenues from the sale of the Covi-Guard™ Products (other than to the professional dental market, referred to as the "Dental Community"), after manufacturing costs and other variable costs that the Parties shall mutually agree upon (the "Expenses"), shall be allocated 75% to 27Health and 25% to Coviguard or Lisa Marie Kao, at the discretion of Ms. Kao. Net revenues, after Expenses, from sales to the Dental Community shall be 65% to 27Health and 35% to Coviguard or Lisa Marie Kao, at the discretion of Ms. Kao. Revenue split will be distributed monthly for both parties.

4.2 Proceeds from Sale of Shares. The Parties agree that after receipt by Lisa Mari Kao of $1,000,000 from the sale of the LRDG Shares, Ms. Kao agrees to invest any excess above said $1,000,000 toward the purchase from Lord Global of additional restricted shares of LRDG Common Stock at a price equal to 75% of the average closing bid price of such Shares during the twenty (20) trading days prior to the date of her reinvestment. The Parties further agree that 27Health shall utilize the proceeds from Ms. Kao's reinvestment for purposes related to the marketing and promotion of the Covi-Guard™ Products.

4.3 Records. Coviguard and 27Health shall maintain the books, records and accounts reflecting the transactions arising from this Agreement during the Term, including, without limitation, accounting and administrative reports relating to the manufacturing, marketing and sale of the Covi-Guard™ Products.

ARTICLE 5
CUSTOMERS/CLIENTS

5.1 Customer Referrals. During the Term, Coviguard shall refer all potential buyers of any Covi-Guard™ Products to 27 Health, including Dental Community customers and 27Health shall provide

Coviguard on a monthly basis written reports on marketing and promotion costs, sales revenues from all customers/clients, including the Dental Community and each Party, upon reasonable notice from the other Party, shall make available books and records for review during normal business hours, subject to reasonable notice from the other Party, which access shall not be unreasonably withheld, conditioned or delayed.

5.2 Data for Customers. During the Term, upon the request of Coviguard shall deliver to potential buyers of any Covi-Guard™ Products a letter confirming 27Health's role as the exclusive representative of Coviguard for purposes set forth in this Agreement, as well as any information about the Covi-Guard™ Products as 27Health may reasonably request.

ARTICLE 6
CONFIDENTIAL INFORMATION

6.1 Confidentiality.

(a) Obligations. Each Party shall use commercially reasonable efforts to retain the other Party's Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 6.1. Each Party further agrees to take the same care with the other Party's Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

(b) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party's Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party's legal representatives solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party's customary procedures and policies; *provided, however*, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 6.1, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(c) Survival. The obligation of confidentiality under this Section 6.1 shall survive the termination of this Agreement for a period of two (2) years.

ARTICLE 7
MISCELLANEOUS

7.1 Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

7.2 Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof.

7.3 Assignment. Neither Party shall assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void *ab initio*. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.

7.4 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

7.4 Relationship of the Parties. Except as expressly provided herein, nothing contained in this Agreement shall be deemed to create a joint venture, partnership (tax or otherwise) or agency relationship among the Parties.

7.5 Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by a recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Coviguard Inc. or Lisa Marie Kao, then to:

Coviguard Inc.
1050 Brickell Avenue #416
Miami, FL 33131
Attn: Lisa Marie Kao
Fax: ________________
Email: lisamariekao@gmail.com

If to 27Health Inc. or Lord Global, then to:

27Health Inc.
318 N Carson St., Suite 208
Carson City, NV 89701
Attn: Joseph Frontiere
Fax: (___) __________
Email: jfrontiere@gmail.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

7.6 Governing Law. This Agreement shall be subject to and governed by the laws of the State of New York, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

7.7 Time of Performance. Time is of the essence in the performance of all services and other obligations under this Agreement.

7.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

7.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

7.10 No Third-Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

7.11 Arbitration Provision. Any and all Arbitrable Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 7.11 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 7.11 will control the rights and obligations of the Parties. *[Remainder of this page intentionally left blank.]*

IN WITNESS HEREOF, the undersigned have executed this Agreement as of the date first written above.

COVIGUARD INC.

By: [signature]

Name: Lisa Marie Kao

Title:

27HEALTH INC. and LORD GLOBAL CORPORATION

By: *Joseph Frontiere*

Name: Joseph Frontiere

Title: Chief Executive Officer